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On May 17, 2023, Illumina, Inc. (“Illumina”) updated its website www.IlluminaForward.com, which contains information relating to Illumina’s 2023 Annual Meeting of Stockholders. A copy of the updated website content (other than that previously filed) can be found below.

 “Carl Icahn is used to being on the offensive, but this time, he’s the one facing an all-out assault. In a May 2 report, the famed short-seller Hindenburg Research targeted Icahn’s publicly traded conglomerate, Icahn Enterprises, alleging that the company is using a juicy but unsustainable dividend yield to lure retail investors into a ‘ponzi-like’ operation. … Icahn’s billionaire arch rival, Pershing Square Capital co-founder and CEO Bill Ackman, was quick to remark on the irony of the corporate raider, who is well known for his harsh criticism of executive mismanagement and corporate malfeasance, being accused of his own misdeeds. ‘There is a karmic quality to this short report that reinforces the notion of a circle of life and death. As such, it is a must read,’ he wrote in a May 2 tweet. … But now Icahn is being accused of his own type of financial engineering. Icahn Enterprises stock has plummeted more than 30% since Hindenburg first revealed its short position earlier this month, leading Icahn’s personal net worth to drop over $10 billion, according to Bloomberg Billionaires Index. … Hindenburg might not be the investor’s only problem. Icahn Enterprises revealed in a May 10 regulatory filing, that Federal prosecutors from the U.S. Attorney’s office for the Southern District of New York were seeking information regarding its ‘corporate governance, capitalization, securities offerings, dividends, valuation, marketing materials, due diligence and other materials.”  Will Daniel, Reporter, Fortune Source: Fortune May 12, 2023   “Karma’s a bummer. The holding company of Carl Icahn, the famed corporate raider known for high-profile activist campaigns dating back to the 1980s, is under attack by short sellers, prompted by a lengthy report published by Hindenburg Research. … It faulted Icahn’s recent investing track record and claimed Icahn Enterprises was overvaluing its stakes in private businesses. But mainly, Hindenburg’s Nathan Anderson took issue with the fact that Icahn Enterprises had been trading for around 3.2 times its net asset value, or NAV—an unusual premium. Most similar vehicles, such as Bill Ackman’s Pershing Square Holdings (PSH.Netherlands) or Daniel Loeb’s Third Point Investors (TPOU.UK), trade for discounts to their NAV. Icahn, 87, promised to fight back against Hindenburg in a response published on May 10, but it’s hard to argue with the math.”  Nicholas Jasinski, Reporter, Barron’s Source: Barron’s May 11, 2023

Fortune: The ‘karmic quality’ of Hindenburg’s war on Carl Icahn just took on a new cast. It’s not just shorting his stock anymore but his bonds, too
Will Daniel
May 12, 2023 2:49 PM EDT

Carl Icahn is used to being on the offensive, but this time, he’s the one facing an all-out assault.

In a May 2 report, the famed short-seller Hindenburg Research targeted Icahn’s publicly traded conglomerate, Icahn Enterprises, alleging that the company is using a juicy but unsustainable dividend yield to lure retail investors into a “ponzi-like” operation.

“Icahn has been using money taken in from new investors to pay out dividends to old investors,” Hindenburg wrote while revealing it had taken a short position against his company’s stock.

Icahn Enterprises did not immediately respond to Fortune’s request for comment about Hindenburg’s allegations. But in a May 10 statement responding to Hindenburg’s report, Icahn pushed back with his typical bravado.

“Hindenburg Research, founded by Nathan Anderson, would be more aptly named Blitzkrieg Research given its tactics of wantonly destroying property and harming innocent civilians. Mr. Anderson’s modus operandi is to launch disinformation campaigns to distort companies’ images, damage their reputations and bleed the hard-earned savings of individual investors,” the billionaire wrote, promising to “fight back” against the allegations.

Icahn’s billionaire arch rival, Pershing Square Capital co-founder and CEO Bill Ackman, was quick to remark on the irony of the corporate raider, who is well known for his harsh criticism of executive mismanagement and corporate malfeasance, being accused of his own misdeeds. “There is a karmic quality to this short report that reinforces the notion of a circle of life and death. As such, it is a must read,” he wrote in a May 2 tweet.

Icahn has had a long-running feud with Ackman, which culminated in a 2013 CNBC interview where he called the Pershing Square Capital founder a “liar” and a “crybaby” after the two had taken opposing positions on the multi-level market company Herbalife. Ackman famously shorted Herbalife in 2012, arguing the company was a ponzi-scheme and its stock would eventually drop to $0 per share, but was forced to abandon his bet in 2018 as the stock soared after Icahn invested in the company.

On Thursday, however, it was Icahn who was under pressure, as Hindenburg alleged in a follow up report that he had borrowed billions against his holdings in Icahn Enterprises (IEP) and invested “some or all” of the money into his own funds.

“These funds subsequently generated significant losses, which could pose an overleveraging risk for both Carl Icahn himself, and IEP unitholders,” Hindenburg wrote, noting that it doubled down on its bet against Icahn Enterprises by shorting its bonds as well.

Icahn Enterprises did not immediately respond to Fortune’s request for comment.

Carl Icahn became famous for his cutthroat tactics as a corporate raider in the 1980s, which director Oliver Stone relied on to create his Michael Douglas’ “greed is good” character Gordon Gekko in the 1987 film Wall Street. The billionaire would commonly purchase a large number of shares in companies he felt were mismanaged and then push for changes to the board, layoffs, or the sale of assets in an attempt to improve earnings and stock prices. Although Icahn, 87, isn’t the aggressive activist investor he once was, he still loves to criticize corporate mismanagement.

In 2015, he warned of a pending recession and blasted U.S. CEOs for borrowing money for buybacks and acquisitions in an attempt to artificially inflate earnings in a 15-minute video called “Danger Ahead.”

“It’s financial engineering at its height,” he said. “The earnings that are being put out today, I think they are very suspect.”

But now Icahn is being accused of his own type of financial engineering. Icahn Enterprises stock has plummeted more than 30% since Hindenburg first revealed its short position earlier this month, leading Icahn’s personal net worth to drop over $10 billion, according to Bloomberg Billionaires Index.

The fallout for Icahn comes after Hindenburg targeted India’s Adani Group in January, leading the company into a tailspin that saw CEO and co-founder Gautam Adani’s net worth plummet by $60 billon, according to the Bloomberg Billionaires index.

Hindenburg might not be the investor’s only problem. Icahn Enterprises revealed in a May 10 regulatory filing, that Federal prosecutors from the U.S. Attorney’s office for the Southern District of New York were seeking information regarding its “corporate governance, capitalization, securities offerings, dividends, valuation, marketing materials, due diligence and other materials.” That disclosure came a little more than a week after Hindenbug’s first attack on the company.

Icahn Enterprises said it was cooperating with the request, adding that “the US attorney’s office has not made any claims or allegations against us or Mr. Icahn.”

Barron’s: Icahn Enterprise Stock Has Tumbled 36%. The Short-Seller Saga Isn’t Over.
Nicholas Jasinski
May 11, 2023 1:48 pm ET

Karma’s a bummer.

The holding company of Carl Icahn, the famed corporate raider known for high-profile activist campaigns dating back to the 1980s, is under attack by short sellers, prompted by a lengthy report published by Hindenburg Research.

At first glance, Icahn Enterprises (ticker: IEP), which has dropped 36%, to $32, since Hindenburg’s short report was issued on May 2, doesn’t look all that controversial. Holdings include an energy company, the Pep Boys chain of auto parts and service stores, a pharma company, and real estate. Icahn Enterprises also owns shares in several publicly traded companies, including FirstEnergy (FE), Xerox Holdings (XRX), and Newell Brands (NWL). It has a market capitalization of around $13 billion. On April 28, it was trading at $50.29, right about where it had been in September 2021.

And then Hindenburg released its report. It faulted Icahn’s recent investing track record and claimed Icahn Enterprises was overvaluing its stakes in private businesses. But mainly, Hindenburg’s Nathan Anderson took issue with the fact that Icahn Enterprises had been trading for around 3.2 times its net asset value, or NAV—an unusual premium. Most similar vehicles, such as Bill Ackman’s Pershing Square Holdings (PSH.Netherlands) or Daniel Loeb’s Third Point Investors (TPOU.UK), trade for discounts to their NAV.

Icahn, 87, promised to fight back against Hindenburg in a response published on May 10, but it’s hard to argue with the math. The thing is, most investors probably don’t pay attention to Icahn Enterprises’ NAV. Instead, it’s viewed as a dividend play thanks to the company’s pre-Hindenburg yield of 16%. (Its yield after the tumble now sits at 25%.) The company has declared a quarterly dividend of $2 per share since 2019, with shareholders able to choose payment in cash or stock.

There are some financial gymnastics involved to make that dividend a reality. Icahn, who owns some 84% of the company, elects to take stock, drastically reducing the required cash outlay from $2.8 billion a year to around $450 million. Instead of paying for the dividend out of cash flows from the business, Icahn Enterprises sells stock equivalent to the cash outlay required to pay the dividend for the non-Carl Icahn shares, Hindenburg claims. Stock sales since 2019 have totaled about $1.7 billion.

Thanks to the sky-high valuation and Icahn taking his payment in stock, the math works. The non-Carl Icahn shareholders receive a fat dividend, Icahn keeps his stake at around 84%, and the stock trades at a premium to its NAV justified by its yield.

Hindenburg has a different way of describing it. “In brief, Icahn has been using money taken in from new investors to pay out dividends to old investors,” Anderson wrote in his short report. “Such ponzi-like economic structures are sustainable only to the extent that new money is willing to risk being the last one ‘holding the bag.’”

The situation isn’t going away. The selling in Icahn Enterprises stock intensified this past week after the company reported a quarterly loss of 76 cents a share on May 10 and disclosed that the U.S. Attorney’s Office for the Southern District of New York had inquired about Icahn’s corporate governance and how it valued its assets.
Icahn was his typical combative self. “Hindenburg Research...would be more aptly named Blitzkrieg Research given its tactics of wantonly destroying property and harming innocent civilians,” he said in a statement. “But, unlike many of its victims, we will not stand by idly.”

Anderson was unbowed. “In its response, Icahn Enterprises failed to address every key issue we raised,” he wrote in a new report. “Instead, it rehashed its prior opaque and inadequate disclosures.”

The funny thing is that Hindenburg isn’t wrong, even if investors have been happily going along with the dissonant structure for much of the last decade.

Carl Icahn, it’s your move.

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